Exhibit 4.4

Solutions for the Capital Market

SOLUTIONS FOR THE CAPITAL MARKET	CONTRACT TO PROVIDE FOR THE SERVICES OF ISSUING AND ADMINISTERING THE UNITS AND TAKING CUSTODY OF THE UNDERLYING SHARES

ITAÚ CORRETORA DE VALORES S.A. (“ITAÚCOR”)		CNPJ 6L,194,353/0001-64
Address Avenida Brigadeiro Faria Lima 3,400, 10th floor	City São Paulo	State SP	CEP 04536-132

and

VOTORANTIM CIMENTOS S.A. (“CLIENT”)		CNPJ 01,637,895/0001-32
Address Praça Professor José Lannes, 40 - 9th floor	City São Paulo	State SP	CEP 04571-100

Considering that:

(a)	ITAÚCOR is duly authorized to provide the services of issuing and administering the certificates of deposits of shares (the “Units”) and of taking custody of shares;

(b)	the CLIENT is in the process of registering with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”) as a publicly traded corporation to obtain authorization for a public offering of its shares; its corporate by-laws (“Corporate By-Laws”) provide for the possibility of the issue of UNITS being sponsored; and it is able to perform all the acts provided for in this contract and in the legislation in force;

(c)	the CLIENT wishes to hire ITAÚCOR to provide the services of issuing and administering the certificates of deposits of UNITS as well as taking custody of the shares underlying the UNITS, pursuant to the Corporate By-Laws and in accordance with the legislation in force;

the parties agree as follows:

1.	OBJECT

1.1.	ITAÚCOR will provide the CLIENT the services of (i) taking custody of multiple shares underlying the UNITS; (ii) issuing and administering the UNITS; and (iii) administering the systems to safeguard multiple shares and to identify the UNITS issued (the “SERVICES”), pursuant to the terms of this contract and the Corporate By-Laws.

1.1.1 Each UNIT will represent 1 (one) common share and 2 (two) preferred shares issued by the CLIENT.

1.1.2. The issuance of UNITS is conditioned on the prior delivery to ITAÚCOR of sets of 1 (one) common share and 2 (two) preferred shares, each set being considered one “Multiple Share” for deposit under the terms of the governing law.

1.2.	The SERVICES are specified in Annex I of this contract.

2. OPERATING PROCEDURES

2.1.	MANDATE - The CLIENT will confer special powers on ITAÚCOR to enable ITAÚCOR to perform all the acts necessary to provide the SERVICES, in its name, including those related to signing for the opening and closing of Corporate Books and powers of representation with the agencies that make up the National Business Registration System (Sistema Nacional de Registro do Comércio, or SINREM).

2.2.	FORM - The UNITS will be nominative in form and maintained under ITAÚCOR’s bookkeeping system.

2.3.	ISSUANCE - The UNITS will be issued by specific request originating with the owner of multiple shares, by means of depositing multiple shares with ITAÚCOR pursuant to the conditions of this contract and of the Corporate By-Laws, as well as deliberations of the CLIENT’s Board of Directors.

2.3.1.	For the delivery of multiple shares and the issuing of UNITS, the contracting parties, the owners of the CLIENT’s shares and the other intermediaries involved must observe the provisions of this contract and of the Corporate By-Laws, as well as the deliberations of the CLIENT’s Board of Directors.

2.4	ADMINISTRATION - The UNITS may be kept in a São Paulo Stock Exchange (BM&FBOVESPA S.A. - Bolsa de Valores Mercadorias e Futuros, or the “BM&FBOVESPA”) custody account or they may be entered in the registry book of the UNITS (the “UNITS Registry Book”) in the name of their owners.

2.4.1.	ITAÚCOR will certify from the UNITS Registry Book the total number of UNITS in the name of their owners.

2.4.2.	The UNITS Registry Book will record the total number of UNITS, as well as changes that arise from corporate events such as share issues, cancellations, splits, reverse splits, redemptions and bonuses, as well as other events.

2.4.3.	ITAÚCOR will carry out daily reconciliation of the multiple shares submitted for custody with the total quantity of UNITS issued and recorded in the UNITS Registry Book.

2.5.	OWNERSHIP - The ownership of the UNITS will be presumed to be in conformity with the statement to be furnished by BM&FBOVESPA or by the deposit account registry opened in the name of their owners in the books of the depositary institution.

2.6.	RIGHTS CONFERRED BY THE UNITS - The UNITS will confer upon their owners the same rights and advantages as those conferred by each of the shares in ITAÚCOR custody that underlie them.

2.6.1.	Preemptive Rights - The owners of the UNITS shall be assured of their ability to exercise preemptive rights as provided for in the law or in the Corporate By-Laws, as well the right to freely exercise that right to subscribe to shares and securities that come to be issued by the CLIENT and that confer such right.

2.6.1.1.	In the case of the exercise of the preemptive rights to subscribe to shares issued by the CLIENT, ITAÚCOR will credit new UNITS in the UNITS Registry Book, in the name of their owners, in such a manner as to reflect the new quantity of multiple shares deposited in the Program Account, in accordance with Item 3.2. of this contract.

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2.6.1.2.	Shares that are insufficient to form multiple shares and, therefore, incapable of forming at least one UNIT shall be credited directly to the shareholders, without a UNIT being issued.

2.6.1.3.	In case of the exercise of preemptive rights for the subscription of other securities issued by the CLIENT there will be no issue of UNITS.

2.6.1.4.	The CLIENT is obliged to keep the market, the custodial agents and stock brokers informed with respect to provisions relative to the exercise of preemptive rights dealt with in the preceding sub items.

2.6.2.	Share Bonuses and Stock Splits - In the event of share bonuses or stock splits issued by the CLIENT, ITAÚCOR shall credit new UNITS:

a)	through the institution indicated by the CLIENT, in the BM&FBOVESPA account, in such a manner as to reflect the new quantity of multiple shares deposited in the Program Account, BM&FBOVESPA crediting the new UNITS in favor of the respective owners. Shares insufficient to form a multiple share and, therefore, incapable of forming at least one UNIT shall be credited to BM&FBOVESPA, without UNITS being issued and BM&FBOVESPA will credit those shares to the owners of the respective UNITS;

b)	in the UNIT owners’ accounts, in such a manner as to reflect the new quantity of multiple shares deposited in the Program Account. Shares insufficient to form a multiple share and, therefore, incapable of forming at least one UNIT shall be credited by ITAÚCOR to the accounts of the owners of the respective UNITS.

2.6.3.	Reverse Splits - In the case of a reverse stock split by the CLIENT, ITAÚCOR shall debit the Program Account, effecting the automatic cancellation of UNITS in a number sufficient to reflect the new quantity of multiple shares deposited in the Program Account.

2.6.3.1.	After accounting for the reverse split, shares insufficient to form a multiple share and, therefore, incapable of forming at least one UNIT shall be credited directly to the shareholders.

2.6.4.	Spin-offs, Incorporation and Mergers - The owners of UNITS shall have the right to receive the shares that result from spin-offs, incorporation or mergers that comes to be decided upon by the CLIENT.

2.6.4.1.	ITAÚCOR shall provide registries in such a manner as to reflect the new number of shares held by the owners of UNITS.

2.6.5.	Other Rights of UNIT Owners - Other rights of owners of UNITS that affect the quantity of multiple shares or UNITS, or bring about consequences not provided for in this contract, must be governed in conformity with the corporate act that approves them or by means of an agreement between the CLIENT and ITAÚCOR.

27.	CUSTODY - The UNITS may be kept in an account with BM&FBOVESPA or in a UNIT deposit account with ITAÚCOR in the name of their respective owners in accordance with the conditions stipulated in Annex I.

28.	CANCELLATION - In addition to the event of automatic adjustment of the number of UNITS to the number of multiple shares deposited in the Program Account arising from corporate events, owners of UNITS may request total or partial cancellation of their UNITS by means of a specific request to that effect, by means of the delivery of the UNITS to ITAÚCOR, having observed the provisions of this contract, its Annex I and the Corporate By-Laws, as well as the deliberations of the Board of Directors of the CLIENT.

2.8.1.	Under the following circumstances, the CLIENT’s Board of Directors may suspend the possibility of cancelling UNITS, for a specific period of time, so long as that possibility is provided for in the Corporate By-Laws:

(a)	the announcement, by the CLIENT, that it is possible for its shareholders to request the conversion of common shares to preferred shares; in which case the period of suspension cannot be greater than 180 (one hundred eighty) days; and

(b)	the beginning of a public offer of a primary and/or secondary distribution of shares and/or UNITS on the local and/or international market; in which case, the period of suspension cannot be greater than 180 (one hundred eighty) days.

3. DELIVERY OF MULTIPLE SHARES AND/OR UNITS TO ITAÚCOR AND CUSTODY OF MULTIPLE SHARES

3.1	The owners of the CLIENT’s shares who desire to participate in the Program must make a prior specific and express request to such effect by delivering to ITAÚCOR the multiple shares that will underlie the UNITS.

3.2.	The multiple shares must be deposited in ITAÚCOR in conformity with Annex I (the “Program Account”).

3.3.	The multiple shares deposited in the Program Account will remain blocked in the name of ITAÚCOR acting as custodian of the multiple shares underlying the issuing of the UNITS within the framework of the respective Program.

3.4.	The owners of UNITS who desire to cancel all or part of their UNITS must make a prior specific and express request to such effect by delivering to ITAÚCOR the multiple shares that will underlie the UNITS of part or all of their UNITS they wish to cancel.

3.5.	The UNITS to be cancelled must be deposited in the Program Account.

3.6.	All the UNITS deposited in the Program Account will be cancelled in the UNITS Registry Book and the multiple shares will consequently be returned to the respective shareholders.

4. COMMUNICATIONS BETWEEN THE PARTIES

4.1	Oral and written communications between ITAÚCOR and the CLIENT shall be accomplished exclusively through the persons they indicate and authorize in writing.

4.2	The parties may utilize messages via SWIFT, facsimile, e-mail, letter, or electronic bulletin as means of communication.

4.2.1.	The parties shall maintain registries and archives of the understandings and correspondence between their representatives in regard to the execution of this contract.

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5. ITAÚCOR’S OBLIGATIONS

5.1.	ITAÚCOR is obliged:

5.1.1.	to strictly observe the instructions given by the CLIENT and, in the performance of its functions and in compliance with its duties, to observe professional principles and standards of diligence, prudence and expertise for the execution of the SERVICES;

5.1.1.	to issue the UNITS correctly, in accordance with the multiple shares deposited in the Program Account;

5.1.2.	to be responsible for the acts or omissions that may demonstrably be imputed to it and can be shown to have caused the deterioration or expiration of the UNITS.

5.2.	ITAÚCOR shall not be responsible:

5.2.1.	for possible prejudice suffered by the CLIENT or by third parties, or for any other administrative, judicial or extra-judicial inquiries, of a commercial, civil or fiscal nature, that arise from the maintenance of incorrect, non-existent or outdated record-keeping attributable to the CLIENT or to the owners of the shares underlying the UNITS;

5.2.2.	for possible prejudice suffered by the CLIENT or by third parties, for reasons attributable to the CLIENT or to the owners of the shares underlying the UNITS, such as, for example, a failure to update or a lack of accuracy in the registry records received;

5.2.2.	for the failure to execute the SERVICES, totally or partially, arising from a lack, delay or defect in the quality of information that must be furnished by the CLIENT or by third parties;

5.2.4.	for any act of the CLIENT and/or of the owners of the shares underlying the UNITS that the competent authorities could interpret as an infraction of existing law in regard to the prevention of the crime of money-laundering, even when conducted as part of the SERVICES;

5.2.5.	for the contents of the information provided to ITAÚCOR by the CLIENT.

5.3.	ITAÚCOR shall forward to the CLIENT, as soon as possible, the information BM&FBOVESPA makes available to it, including:

(a)	the registered name of the owners of the UNITS and gross, liquid and withholding values related to income tax on the payment of dividends, interest on own capital and/or cash bonuses, as applicable;

(b)	a list of all the gross, liquid and withholding values related to income tax related to the payment of dividends, interest on own capital and/or cash bonuses, in accordance with the frequency that tax law requires; and

(c)	a list or tape drive, annually, with the name of the owners of the UNITS, of the gross, liquid and withholding values related to income tax related to the payment of dividends, interest on own capital and/or cash bonuses.

5.4.	ITAÚCOR will transfer the funds the CLIENT delivered to it in relation to the distribution of dividends, the payment of interest on own capital, bonuses and/or the monetary rights of the owners of the UNITS (the “FUNDS”).

5.4.1.	The CLIENT shall not, under any circumstance, transfer the aforementioned funds directly to BM&FBOVESPA, as it is appropriate for ITAÚCOR to receive them from the CLIENT and transfer them to BM&FBOVESPA through the institution the CLIENT indicates pursuant to sub item 6.4.3 below.

5.4.2.	As soon as the BM&FBOVESPA receives the funds that arise from the distribution of dividends, interest on own capital, and/or bonuses, it will transfer such funds to the Custody Agents of the owners of the UNITS, who, in turn, shall make the payments to the UNIT owners.

5.4.3.	The CLIENT may, at its discretion, indicate to ITAÚCOR and BM&FBOVESPA the owners of the UNITS to whom the CLIENT wishes to pay the funds itself.

5.4.4.	Under no circumstance will ITAÚCOR remit dividends, interest on own capital, and/or bonuses abroad.

5.4.5	For ITAÚCOR to liquidate, the CLIENT is obliged to provide sufficient funds from its current account, previously indicated, 1 (one) business day before the beginning of the payment of dividends, interest on own capital or bonuses, to enable ITAÚCOR to realize the debits related to the payment of those events.

5.4.5.1.	Under no circumstance will ITAÚCOR assume debt related to the payments of dividends, interest on own capital or bonuses; nor will it advance or loan funds to the CLIENT.

5.4.5.2.	If a sufficient amount is not available in the current account to liquidate on the date set, ITAÚCOR will so inform BM&FBOVESPA through the institution indicated and will not transfer the funds on that day; the CLIENT wholly and exclusively assumes the resulting burden.

6. THE CLIENT’S OBLIGATIONS

6.1.	The CLIENT is obliged:

6.1.1.	to maintain ITAÚCOR as the only SERVICES provider and to furnish ITAÚCOR all the information necessary for it to execute the activities established herein, being wholly and exclusively responsible for the existence and regularity of the shares underlying the UNITS;

6.1.2.	to send to ITAÚCOR the entire PROGRAM, copies of the Corporate By-Laws, of any acts of the CLIENT’s Board of Directors and other data and documents ITAÚCOR may request to make it possible to execute the SERVICES;

6.1.2.1.	The lack or inaccuracy of such documents and information, in the terms requested, may make it unfeasible for ITAÚCOR to execute the SERVICES in whole or in part; ITAÚCOR will not, under any circumstances, be responsible for prejudices arising from such infeasibility.

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6.1.3.	to be wholly responsible for the use, destination and safeguarding of the information it receives from ITAÚCOR as a result of the SERVICES, being responsible to compensate possible prejudices;

6.1.4.	to make available a sum on the date indicated in Item 9.1 in the current account indicated therein, so that ITAÚCOR can request the debit in relation to its remuneration for the SERVICES, ITAÚCOR being hereby authorized by the CLIENT to order the aforementioned debit in the account indicated;

6.1.5.	to keep ITAÚCOR permanently informed in regard to its deliberations in regard to the SERVICES;

6.1.6.	during the life of this contract not to perform, or grant powers for a third party to perform, acts related to the SERVICES;

6.1.7.	to communicate to ITAÚCOR, within a period of 48 (forty-eight) hours as or the convocation of any deliberating organ, the possibility of deliberation in regard to corporate events that might affect the SERVICES, as well as to report, immediately after the meeting, any decisions made;

6.1.8.	not to publish anything that refer to ITAÚCOR or to the SERVICES without ITAÚCOR’s knowledge, except in reference to the publications determined by Brazilian corporate law, legislation or regulations of the United States of America, and by public offers of securities in Brazil and abroad that must contain information in regard to the provision of services for the custody of shares, and the issuance and administration of the UNITS;

6.1.9.	in accordance with the conditions established in this contract, to transfer to ITAÚCOR the securities related to the payment of dividend distributions, interest on own capital and/or bonuses; and

6.1.10.	to inform shareholders, owners of UNITS and intermediaries, such as Custody Agents and stock brokers with respect to procedures provided for in this Contract, specifically for the delivery of multiple shares, the issuing and cancellation of UNITS and the restitution of multiple shares.

6.2.	The CLIENT declares itself knowledgeable of BM&FBOVESPA Operating Regulations, the CLIENT having freely decided to contract ITAÚCOR as issuing and administration agent of the UNITS and custodian of the underlying shares.

7. CONFIDENTIALITY

7.1.	The parties, their directors, staff personnel and representatives of any title will maintain secrecy with respect to all the information to which they may have access as the result of this contract (the “CONFIDENTIAL INFORMATION”) during the execution and after the contract closure.

7.1.1.	Each one of the parties must limit access to CONFIDENTIAL INFORMATION to the personnel, directors and representatives who actually need to know it.

7.2.	For the purposes of this contract, CONFIDENTIAL INFORMATION is considered to be all the documents, general, commercial and operational information or other privileged data of the parties and their clients, of persons or entities with whom they maintain a relationship, merely excepting such information as may be or may come to be in the public domain without the intervention of either party.

7.3.	The parties may reveal CONFIDENTIAL INFORMATION to third parties only after obtaining prior authorization in writing from the party who owns the information, except in cases of a determination by the Central Bank of Brazil, the CVM, the Council for Financial Activities Control (Conselho de Controle de Atividades Financeiras) or as the result of a court order, in which case they will proceed in the following manner: (i) they will immediately notify the party who owns the CONFIDENTIAL INFORMATION with respect to the order of the public authority or court, unless the order constitutes a veto of such action; and (ii) they will provide all the information and support that may be necessary for the owner of the CONFIDENTIAL INFORMATION, at its criteria, to be able to defend itself against the dissemination of any confidential information.

7.4.	In addition to constituting a breach of contract, violation of the duty of confidentiality, including a violation committed by its personnel, directors or representatives of any title, obliges the party in violation to pay compensation for damages caused to the party who owns the information, without prejudice to continuing to comply with the duty of confidentiality as may be appropriate.

8. REMUNERATION

8.1.	The CLIENT shall pay ITAÚCOR for providing the SERVICES, the remuneration indicated in Annex II, by the 10th day of the month subsequent to the month the SERVICES are provided.

8.2.	The payment shall be effected by means of a debit, hereby authorized, in current account No. , maintained by the CLIENT in Agency No. of Itaú Unibanco S.A.

9. FINES AND LATE PAYMENT PENALTIES

9.1.	If it is not possible to debit the payment under the terms of Item 8.2, the CLIENT being late shall pay 6% (six percent) per year in late interest plus a late fine of 2% (two percent) of the amount of the debit, calculated from the date of maturity of the obligation until the effective payment in accordance with the variation in the IGPM/FGV or, in its absence, the variation in the IBP-DI/FGV, or, in the absence of both, in the IPC/FIPE.

10. REPARATIONS FOR DAMAGES

10.1.	The parties are obliged to be responsible for the reparation for damages caused to one another, or to third parties, in relation to the SERVICES, which includes damages by reason of the violation of the rights of legal representation, of intellectual property and of secrecy.

10.2.	Included in the damages provided for in the foregoing sub item are the expenses and losses arising from judgments, fines, late fines and other penalties imposed by laws, regulations or fiscal authorities in administrative or judicial procedures, as well as lawyers’ fees incurred in the respective defenses.

10.3	Not included in the aforementioned damages, however, are those that arise from failure to comply with the obligations assumed by either of the parties in contracts signed with third parties, unless the other party has assented to it.

10.4.	The party in violation shall reimburse, within a maximum period of 5 (five) days as of the notice sent to it, accompanied by the respective proofs and demonstrations, an amount that corresponds to possible damages caused to the other party, including those related to costs and lawyers’ fees, updated on the basis of the variation in the IGPM/FGV or, in its absence, the variation in the IBP-DI/FGV, or, in the absence of both, in the IPC/FIPE from the date of the disbursement until the reimbursement, plus, if it is late, 6% (six percent) per year late interest and a late fine of 2% (two percent).

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10.5.	When one of the parties is informed of a complaint or action brought by third parties for which the other party may be responsible as the result of this contract, it must inform the other as soon as possible, (i) giving the party it notifies an opportunity to assist in defending against the complaint or action and (ii) the party notified must furnish assistance that can collaborate in the defense of the rights and interests questioned in the complaint or action, without prejudice to the reparations for damages provided for above.

11. TERM

11.1.	This contract shall become effective on the date of its execution, but the SERVICES shall be provided and paid for after the receipt of the documents and information described in sub item 7.1.2.

11.2.	This contract shall remain in effect for an indefinite period; it may be terminated, without cause, by either party by means of a written notice 30 (thirty) days in advance, without prejudice to ITAÚCOR, if the CLIENT so desires, completing operations already initiated, the liquidation of which would have to take place after the end of the period of termination.

11.3.	The non-terminating party is empowered to excuse the other party from compliance with the prior notice period provided for in the foregoing sub item.

12. TERMINATION

12.1.	This contract may be terminated, by either the innocent or injured party, under the following circumstances:

(a)	if either party fails to comply with an obligation provided for in this contract and fails, after having been notified in writing by the other party, to correct its default and/or pay the injured party the damages demonstrably caused within a period of 5 (five) business days as of the receipt of notice alluded to above;

(b)	independent of prior notice, if either party (i) suffers a legitimate protest of securities with a unit or aggregate value greater than US$ 100 million (one hundred million United States dollars) or the equivalent in another currency, or for whose payment either of the parties of this contract is responsible, except if, within a period of 5 (five) business days counted from the receipt by the party of such protest, it should be validly proven by the aforementioned party (a) that the protest was cancelled, interrupted or the object of a judicial measure that has suspended it; (b) that guarantees were provided in judgment; or, even, (c) that the value the object of the protest was duly paid; (ii) should require or find itself for any other reason subject to a judicial recovery procedure, having been decreed bankrupt or undergoing liquidation or intervention, judicial or extra-judicial:

(c)	supervening law, regulations and/or instructions of competent authorities, particularly the CVM and the Central Bank, which impede or modify the nature, terms or conditions of this contract;

(d)	independent of notice, if either party has had regulatory authorization to perform the activities provided for in this contract revoked.

12.2.	In any event of dissolution of this contract, in order to avoid possible losses for the CLIENT and the owners of the UNITS, ITAÚCOR will continue to be responsible for maintaining the registries in the UNITS Registry Book and other correlated services for a period of 10 (ten) days subsequent to the termination of this contract, the provisions of sub item 11.2 above being observed.

13. TERMINATION OF PRIOR AGREEMENTS

13.1	This agreement terminates and replaces previous agreements between the parties, as well as any amendments, related to the SERVICES.

14. ASSIGNMENT

14.1	Transfer of the rights and obligations arising from this agreement is prohibited without the consent of the other party, except in the event that the parties assign them in whole or in part to a company belonging to the same economic conglomerate and so long as such assignment is authorized by the competent bodies pursuant to this contract.

15. TRADEMARKS

15.1	The parties may not use business names, trademarks, trade names, domain names, or other distinguishing symbols (the “DISTINGUISHING SYMBOLS”) owned by either party, except upon prior written authorization of the owner of such intellectual property assets.

15.2	Notwithstanding the above item, the CLIENT hereby authorizes non-exclusively, freely, irrevocably and irreversibly, ITAUCOR to use its DISTINGUISHING SYMBOLS, throughout the term of this contract, in Brazil and other countries, exclusively in income reports and reports on payment of taxes on services, statements (shareholder and paying invoices) (the “MATERIALS”) which may be sent by ITAUCOR to the UNIT holders, by means of digital or electronic mail, including through the Internet. The use of the DISTINGUISHING SYMBOLS of the ISSUER in any way, as provided herein, must have express (written) consent of the ISSUER.

16.2.1 The materials and reports as listed above, will be prepared, developed and/or drawn up by ITAUCOR itself or by third parties, at its expense, that exclusively belong to it.

16.2.2 The CLIENT hereby declares that it is authorized to use or that it is the legitimate and sole proprietor of the DISTINGUISHING SYMBOLS. It will provide ITAUCOR with the technical specifications and shall immediately notify ITAUCOR, in writing, of any changes in the configuration.

16. GENERAL PROVISIONS

16.1	Regardless the cause and type of termination, once this agreement is terminated, ITAUCOR will transfer the registry records to the new provider of the SERVICES indicated by the CLIENT.

16.2	The payment of taxes based on this contract will be performed by the taxpayer as such defined in the tax law, as specified therein.

16.3	The CLIENT shall send to ITAUCOR the supporting documentation of immunity or exemption that it may have received from UNIT holders, and, in case of termination of this agreement, these documents will be returned to the CLIENT, through established, by taking the appropriate actions within the statutory period.

16.4	ITAUCOR will divulge any act that has been performed on behalf of the CLIENT, and it will provide him with a copy of the act and any attachments for further questions and analysis whenever the CLIENT asks for it.

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16.5	The parties undertake to notify each other upon the revocation of any permits mentioned in the preamble of this agreement.

17. NON-WAIVER

17.1	The tolerance by one of the parties of the breach of any obligation by the other party shall not indicate waiver of the right to enforce the obligation, or forgiveness, or alteration of the terms herein.

18. AMICABLE DISPUTE RESOLUTION

18.1	In case of an amicable solution of disputes relating to this contract, suggestions, complaints or requests for information may be directed to the customer service, on weekdays, between 9 a.m. and 6 p.m. If so required, call Itaú Customer Service 0800 728 0728, 7 days a week, 24 hours, or Contact Us (www.itau.com.br). If you want to re-evaluate the suggested solution after having used these channels, please consult the Itaú Unibanco Corporate Ombudsman 0800 570 0011, on weekdays between 9 a.m. and 6 p.m., PO Box 67600, ZIP 03162-971. Hearing or speech impaired, on weekdays between 9 a.m. and 6 p.m., 0800 722 1722

19. JURISDICTION

19.1	The parties have elected the jurisdiction of the District of the Capital of the State of São Paulo.

This agreement is signed in two (2) copies.

/s/ Paschoal Fortunato	/s/ Leandro Garcia Revoredo
Paschoal Fortunato	Leandro Garcia Revoredo
Manager	Manager
São Paulo, May 9, 2013

ITAU CORRETORA DE VALORES S.A

/s/ Paulo Henrique de Oliveira Santos	/s/ Lorival Nogueira Luiz Junior

VOTORANTIM CIMENTOS S.A.

Paulo Henrique de Oliveira Santos	Lorival Nogueira Luiz Junior
Chief Executive Officer	Vice President of Finance and
Investor Relations
Witnesses:
1. /s/ Amanda Cristina Petean	2. /s/ Fernando Becker Melo
Name: Amanda Cristina Petean	Name: Fernando Becker Melo
National Identity Card (RG):	RG:
Individual Taxpayer Registration No. (CPF):

SOLUTIONS FOR THE CAPITAL MARKET	SERVICE AGREEMENT FOR THE ISSUE AND BOOKKEEPING OF UNITS AND CUSTODIAN FOR DEPOSITARY RECEIPTS

ANNEX 1 - DESCRIPTION OF SERVICES

1.	The SERVICES that ITAUCOR will provide include:

a)	ITAUCOR, through the bank that has be chosen at your discretion, will pay the credits arising from dividend distributions, payment of interest on capital and/or cash bonus to UNIT holders by means of a transfer between accounts, through an Electronic Transfer or Credit Order Document or a banks reserve transfer between settlement accounts, in keeping with the data in the records of the UNIT holder.

b)	ITAUCOR will carry out the payment of the above mentioned credits to the UNIT holders as a credit, using the bank that is stated in the records of the UNIT holders or by a settlement transfer of reserves at the BM&FBOVESPA, where the assets are admitted for trading and registration.

c)	bonus on the shares underlying the UNITS and, by extension, on the UNITS;

d)	subscribing to new shares that in turn will underlie new UNITS;

e)	reverse splits or splits of the shares underlying the UNITS, and by extension, the UNITS;

f)	precautions deemed necessary in case of a spin-off, merger or consolidation involving the CLIENT, that results in changes in the shares underlying the UNITS, and by extension, the UNITS;

g)	administration and control of the Registry of the UNITS;

h)	monitoring report for accounting and other information on the UNITS;

i)	preparing lists of holders of UNITS in compliance with the requirements of the Central Bank of Brazil, the Brazilian Securities Commission or the Stock Exchange, regarding the positions of the UNIT holders;

j)	in relation to earnings paid in connection with the Brazilian federal tax requirements;

k)	support to holders of UNITS issued by the CLIENT, including information and guidelines; and

l)	all other services provided by unit custodians (in relation to multiple shares) and by issuing and bookkeeping institutions for share deposits, required by existing law or regulations.

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2.	PROGRAM ACCOUNT

2.1	The multiple shares and/or UNITS shall be delivered to ITAUCOR for the issuance and/or cancellation of UNITS, as applicable, by means of a deposit into the custodial account at ITAUCOR or the custodial account at the institution selected by BM&FBOVESPA.

3.	SPECIFIC PROCEDURES CUSTODIANS NEED TO ADOPT FOR BM&FBOVESPA

3.1	RESTRICTIONS ON MULTIPLE SHARE DELIVERIES AND ISSUE OF UNITS

3.1.1.	The delivery of multiple shares and the issue of the corresponding UNITS shall comply with the following procedures:

a)	the Custodian will carry out the deposit of multiple shares in the Program Account;

b)	the Custodian will send ITAUCOR an e-ticket or letter, requesting the issue of UNITS;

c)	the UNITS and the amount of UNITS will be registered by ITAUCOR in the Registry, corresponding to the amount of multiple shares that have been deposited by the Custodian;

d)	through a designated institution, ITAUCOR will send a message via SWIFT or a corresponding document, to BM&FBOVESPA, to request the creation of the UNITS;

e)	BM&FBOVESPA will credit the corresponding UNITS to the Program Account; and

f)	ITAUCOR will credit the UNITS to the account of each shareholder.

3.1.2.	The delivery of multiple shares and the issue of UNITS are subject to the following restrictions:

a)	only multiple blocked shares on BM&FBOVESPA which consist of shares issued by the CLIENT, free of any liens, burdens or encumbrances may be deposited in the Program Account;

b)	common and preferred shares deposited in the Program Account but not corresponding with multiple shares will be disregarded for purposes of the Issuance, insofar as it is not possible to form multiple and returned shares to its owner;

c)	in no event shall ITAUCOR issue UNITS before depositing multiple shares in the Program Account;

d)	the issue of UNITS shall only be requested on the days when BM&FBOVESPA is open for trading, subject to the procedure described in this contract; and

e)	it will not be possible to deliver multiple shares to ITAUCOR, within the scope of the Program, nor conduct an Issuance by any other procedure than as described in this agreement.

3.2.	RESTRICTIONS ON CANCELLING UNITS AND REFUNDING MULTIPLE SHARES

3.2.1.	Canceling UNITS and, consequently, refunding the corresponding multiple shares, shall comply with the following procedures:

a)	the Custodian shall deposit the UNITS to be canceled in the Program Account;

b)	the Custodian shall send ITAUCOR an e-ticket or letter, requesting the cancellation of the UNITS;

c)	BM&FBOVESPA shall debit the corresponding UNITS from the Program Account and send the institution assigned by ITAUCOR a message via SWIFT or a corresponding document, stating the cancellation of the UNITS;

d)	ITAUCOR shall cancel, in the UNITS Registry, the amount of UNITS deposited by the Custodian in the Program Account; and

e)	ITAUCOR shall credit the multiple shares in the accounts of its shareholders.

3.2.2.	The cancellation and subsequent refund of the corresponding multiple shares are subject to the following restrictions:

a)	only UNITS established in the BM&FBOVESPA and representing shares issued by the CLIENT, and free of any liens, burdens or encumbrances, may be deposited in the Program Account for cancellation;

b)	ITAUCOR shall in no event cancel UNITS prior to receiving the deposit of UNITS in the Program Account, or if the cancellation of UNITS has been suspended;

c)	ITAUCOR shall in no event reimburse the multiple shares before the cancellation of the corresponding UNITS;

d)	the cancellation of UNITS shall only be requested on the days when BM&FBOVESPA is open for trading, subject to the procedure described in this contract; and

e)	it will not be possible to deliver UNITS to ITAUCOR, within the scope of the Program, nor cancel UNITS by any other procedure other than as described in this agreement.

4.	SPECIFIC PROCEDURES TO BE ADOPTED OUTSIDE THE BM&FBOVESPA

4.1.	RESTRICTIONS ON MULTIPLE SHARE DELIVERIES AND ISSUE OF UNITS

4.1.1.	The delivery of multiple shares and the issue of the corresponding UNITS shall comply with the following procedures:

a)	ITAUCOR will carry out the deposit of multiple shares in the Program Account;

Solutions for the Capital Market

b)	the shareholder will send ITAUCOR a letter requesting the issue of UNITS;

c)	the amount of UNITS corresponding to the amount of multiple shares held by the shareholder, will be registered by ITAUCOR in the Registry;

d)	ITAUCOR will credit the UNITS in the account of each holder.

4.1.2. The delivery of multiple shares and the issue of UNITS are subject to the following restrictions:

a)	only multiple shares composed of shares issued by the CLIENT, free of any liens, burdens or encumbrances may be deposited in the Program Account;

b)	common and preferred shares deposited in the Program Account but not corresponding with multiple shares will be disregarded for Issue purposes, in so far as it is not possible to form multiple and returned shares to its owner;

c)	in no event shall ITAUCOR issue UNITS before depositing multiple shares in the Program Account;

d)	the issue of UNITS shall only be requested on the days when BM&FBOVESPA is open for trading;

e)	it will not be possible to deliver multiple shares to ITAUCOR within the scope of the Program; and

f)	the issue by a procedure other than described in this agreement.

4.2.	RESTRICTIONS ON CANCELLING UNITS AND REFUNDING MULTIPLE SHARES

4.2.1. Canceling UNITS and, consequently, refunding the corresponding multiple shares, shall comply with the following procedures:

a)	the shareholder shall deliver to ITAUCOR the UNITS transfer form for the UNITS allowance account to be canceled after crediting the shares in the investor’s account;

b)	the shareholder will send ITAUCOR a letter requesting the cancellation of the UNITS;

c)	ITAUCOR will debit the corresponding UNITS from the Program Account;

d)	ITAUCOR will cancel the amount of UNITS debited in the Program Account in the Registry; and

e)	ITAUCOR will credit the multiple shares in the accounts of its shareholders.

4.2.2. The cancellation and subsequent refund of the corresponding multiple shares are subject to the following restrictions:

a)	only UNITS free of any liens, burdens or encumbrances may be deposited in the Program Account for cancellation;

b)	ITAUCOR will in no event cancel UNITS prior to receiving the deposit of UNITS in the Program Account, or if the cancellation of UNITS has been suspended;

c)	ITAUCOR will in no event reimburse the multiple shares before the cancellation of the corresponding UNITS;

d)	the cancellation of UNITS shall only be requested on the days when BM&FBOVESPA is open for trading; and

e)	it will not be possible to deliver UNITS to ITAUCOR within the scope of the Program nor the cancellation by a procedure other than described in this agreement.

5.	SERVICE POINTS FOR UNIT HOLDERS

5.1.	Any service request can be submitted in one of the specialized Agencies as listed below.

•	São Paulo (SP): Rua Boa Vista, 176, Subsolo

•	Rio de Janeiro (RJ): Rua 7 de Setembro, 99 – Sub. Solo – Centro

•	Curitiba (PR): Rua João Negrão, 65

•	Porto Alegre (RS): Rua Sete de Setembro, 746

•	Belo Horizonte (MG): Rua João Pinheiro, 195 – férreo

•	Salvador (BA): Avenida Estados Unidos, 50, 2[a] andar, Ed. Sesq.

•	Brasília (DF): SC Sul, Quadra 3, Ed. Dona Angela. s/loja

•	Contact Phone Number : São Paulo (11) 3003 9285

/s/ Paschoal Fortunato	/s/ Leandro Garcia Revoredo
Paschoal Fortunato	Leandro Garcia Revoredo
Manager	Manager
São Paulo, May 9, 2013

ITAU CORRETORA DE VALORES S.A

/s/ Paulo Henrique de Oliveira Santos	/s/ Lorival Nogueira Luiz Junior

VOTORANTIM CIMENTOS S.A.

Paulo Henrique de Oliveira Santos	Lorival Nogueira Luiz Junior
Chief Executive Officer	Vice President of Finance and
Investor Relations

SOLUTIONS FOR THE CAPITAL MARKET	SERVICE AGREEMENT FOR THE ISSUE AND BOOKKEEPING OF UNITS AND CUSTODIAN FOR DEPOSITARY RECEIPTS

ANNEX II - FEE

1.	ITAUCOR will receive a monthly fee from the CLIENT for services rendered, multiplied by the values mentioned in the table below.

2.	The fee is calculated based on the time that is spent on processing data, reports and forms, executed payments, as well as other payments that may have been carried out during upon fulfilling the services, according to said table.

3.	In addition, a single fixed rate will be charged for implementing the UNIT holders’ data in the ITAUCOR system.

4.	The values mentioned in the table are updated annually based on changes in the Brazilian Consumer Price Index (Índice de Preços as Consumidor), or IPC, published by FIFE - Foundation of the Economic Research Institute at the University of São Paulo (Fundação do Instituto de Pesquisas Econômicas da USP), or, if not available, based on the General Market Price Index (Índice Geral de Preços—Mercado), or IGP-M, IGP-M (General Price Index of the Market), published by the Getúlio Vargas Foundation (Fundação Getúlio Vargas), or FGV.

5.	Every month ITAUCOR will survey the services performed and issue an invoice to the CLIENT for the previous month’s transactions within the first 4 (four) days of the subsequent month.

6.	The payment shall be made on day 10 (ten) of each month following the provision of the SERVICES, by debiting the current account of the CLIENT at Itaú Unibanco S.A.

7.	If the Customer does not make payment on the above described date, he will be considered in default, regardless of a warning or notice, and he should bear the principal amount, plus the adjustments indicated in the price indices in this Annex, plus 6% (six percent) interest per year, plus a 2% (two percent) penalty for delay.

8.	Price table

AMOUNTS IN REAIS (R$)

I. Implementation Rate exempt
II. Costs
- Fixed Monthly	1,200.00
- Custody of deposit	Custodial rate for assets on the BM&FBOVESPA
- Monthly amount per shareholder	0.1500

III. Variable Costs for Transactions Events
- Dividends
Calculation	Exempt
Payment of Dividends to Itaú Bank Account Holders	0.1515
Payment of Dividends to Account Holders at other Banks	2.9498
- Bonus / stock split	0.9528
- Transfer / implementation / change of records / account activity	0.2500
- Subscription
Calculation	Exempt
Issued bulletin	0.5570
Effective bulletin	3.9821
- Issuance / Cancellation of Units (per event) - exempt under initial public offering (IPO)	0.6978
- Issuance of notices/statements/reports	0.3500
- Correspondence	Postal fee
IV. Other
- Scanning of logo	exempt

/s/ Paschoal Fortunato	/s/ Leandro Garcia Revoredo
Paschoal Fortunato	Leandro Garcia Revoredo
Manager	Manager
São Paulo, May 9, 2013

ITAU CORRETORA DE VALORES S.A

/s/ Paulo Henrique de Oliveira Santos	/s/ Lorival Nogueira Luiz Junior

VOTORANTIM CIMENTOS S.A.

Paulo Henrique de Oliveira Santos	Lorival Nogueira Luiz Junior
Chief Executive Officer	Vice President of Finance and
Investor Relations